Filed Pursuant to Rule 424(b)(5)
Registration No. 333-237847

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
2.625% Senior Notes due 2031	$500,000,000	99.876%	$499,380,000	$54,482.36

(1)

Calculated in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, and relates to the Registration Statement on Form S-3 (File No. 333-237847) filed by the registrant on April 27, 2020.

PROSPECTUS SUPPLEMENT

(To prospectus dated April 27, 2020)

IDEX CORPORATION

$500,000,000 2.625% Senior Notes due 2031

We are offering $500,000,000 aggregate principal amount of our 2.625% Senior Notes due 2031 (the “notes”). We will pay interest on the notes semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2021. The notes will mature on June 15, 2031.

The notes may be redeemed at our option, at any time in whole or from time to time in part, as described in this prospectus supplement under the caption “Description of the Notes—Optional Redemption.” If we experience a change in control triggering event, we may be required to offer to purchase the notes from holders. See “Description of the Notes—Change of Control Offer.”

The notes will be our unsecured senior obligations and will rank equal in right of payment to all of our existing and future senior indebtedness.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated dealer quotation system. Currently, there is no public market for the notes.

Investing in the notes involves risks. See “Risk Factors” on page S-8 of this prospectus supplement and “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference herein, to read about certain risks you should consider before investing in the notes.

	Per note	Total
Public offering price(1)	99.876%	$499,380,000
Underwriting discount and commissions	0.650%	$3,250,000
Proceeds, before expenses, to us	99.226%	$496,130,000

(1) Plus accrued interest from May 28, 2021, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./ N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about May 28, 2021, which is the ninth business day following the date hereof.

Joint Book-Running Managers

J.P. Morgan	BofA Securities	Wells Fargo Securities

Senior Co-Managers

HSBC	Mizuho Securities	PNC Capital Markets LLC	US Bancorp

Co-Managers

Loop Capital Markets	MUFG

The date of this prospectus supplement is May 17, 2021.

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement and the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document that has previously been filed and is incorporated into this prospectus by reference, on the other hand, the information in this prospectus supplement shall control.

You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus supplement before deciding whether to invest in the notes offered by this prospectus supplement.

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to give you any other information, and neither we nor the underwriters take responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the notes offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. You should assume that the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus with respect to this offering filed by us with the Securities and Exchange Commission (the “SEC”) is only accurate as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus supplement to the terms “we,” “us,” “our,” “the Company” or “IDEX” or other similar terms mean IDEX Corporation and its direct and indirect subsidiaries on a consolidated basis.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the notes offered by this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. This prospectus supplement is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules of the SEC allow us to omit from this prospectus supplement and the accompanying prospectus some of the information included in the registration statement. You will find additional information about us in the registration statement and the exhibits and schedules filed therewith and in our reports and other information incorporated by reference herein. The SEC filings are available at the website maintained by the SEC at http://www.sec.gov.

S-ii

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. Any statement contained in a document which is incorporated by reference into this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that we later file with the SEC, modifies or revises that statement. Any such statement so modified or revised shall not be deemed, except as so modified or revised, to constitute a part of this prospectus supplement. We incorporate by reference the following documents we filed, excluding any information contained therein or attached as an exhibit thereto which has been furnished, but not filed, with the SEC:

•

Our Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 25, 2021 (including the portions of our proxy statement for our 2021 annual meeting of shareholders incorporated by reference therein);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on April 28, 2021; and

•	Our Current Report on Form 8-K filed on January 13, 2021, February 1, 2021, February 1, 2021, February 10, 2021, February 26, 2021, April 28, 2021, May 10, 2021 and May 14, 2021.

Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the notes to which this prospectus supplement relates will automatically be deemed to be incorporated by reference into this prospectus supplement and be deemed a part of this prospectus supplement from the date of filing such documents, except to the extent any information contained in or attached to such documents has been furnished, but not filed, with the SEC.

The documents incorporated by reference into this prospectus supplement are available from us at no cost upon your request. We will provide a copy of any and all of the information that is incorporated by reference into this prospectus supplement to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference into this prospectus supplement are not themselves specifically incorporated by reference into this prospectus supplement, then the exhibits will not be provided.

Requests for documents relating to us should be directed to:

William Grogan

Senior Vice President and Chief Financial Officer

IDEX Corporation

3100 Sanders Road

Suite 301

Northbrook, Illinois 60062

(847) 498-7070

We also maintain a website that is located at www.idexcorp.com. Information on or accessible through our website is not part of, or incorporated by reference into, this prospectus supplement.

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus (including the information incorporated by reference in this prospectus supplement and the accompanying prospectus) and any free writing prospectus with respect to this offering filed by us with the SEC contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may relate to, among other things, our expected organic sales growth, the anticipated benefits of our acquisition of ABEL Pumps, L.P. and certain of its affiliates, and the anticipated continuing effects of the coronavirus pandemic, including with respect to our sales, improvements in our end markets, facility closures, supply chains and access to capital, capital expenditures, acquisitions, cost reductions, cash flow, revenues, liquidity, capital resources, earnings, market conditions, global economies and operating improvements, and are indicated by words or phrases such as “anticipates,” “estimates,” “plans,” “guidance,” “expects,” “projects,” “forecasts,” “should,” “could,” “will,” “management believes,” “the Company believes,” “the Company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this prospectus supplement. The risks and uncertainties include, but are not limited to, the following: the duration of the coronavirus pandemic and the continuing effects of the coronavirus pandemic on our ability to operate our business and facilities, on our customers, on supply chains and on the U.S. and global economy generally, economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors and levels of capital spending in certain industries, all of which could have a material impact on order rates and our results, particularly in light of the low levels of order backlogs we typically maintain; our ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which we operate; developments with respect to trade policy and tariffs; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters and the other risk factors identified under the heading “Risk Factors” in this prospectus supplement and under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the other reports that we file with the SEC, each of which is incorporated by reference herein. Additional factors that may cause risks and uncertainties include those discussed in the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 and the risk factors and other information discussed in other documents that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. The forward-looking statements included in this prospectus supplement, the accompanying prospectus, any document incorporated by reference herein or therein or any free writing prospectus are only made as of the date on which it is made, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances, except as may be required by law. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

S-iv

SUMMARY

This summary highlights selected information about us. It does not contain all of the information that you should consider before deciding whether to invest in the notes. We encourage you to carefully read this entire prospectus supplement and the accompanying prospectus and the documents that are incorporated herein and therein, especially the “Risk Factors” and the financial statements included or incorporated by reference herein and therein from our annual and quarterly reports filed with the SEC.

The Company

We are an applied solutions business that sells an extensive array of pumps, flow meters and other fluidics systems and components and engineered products to customers in a variety of markets around the world. Substantially all of the Company’s business activities are carried out through wholly-owned subsidiaries. Our operations consist of three reporting segments: Fluid & Metering Technologies, Health & Science Technologies and Fire & Safety/Diversified Products. Within our three reportable segments, we maintain 13 platforms where we focus on organic growth and strategic acquisitions. Each of our 13 platforms is also a reporting unit that we annually test for goodwill impairment.

We believe that each of our business units is a leader in its product and service areas. We also believe that our strong financial performance has been attributable to our ability to design and engineer specialized quality products, coupled with our ability to identify and successfully consummate and integrate strategic acquisitions. In 2020, we generated net sales of approximately $2,351.6 million and net income of approximately $377.8 million. In 2020, 49% of our sales were derived from domestic operations and 51% of our sales were international. We generated net sales and net income of approximately $652.0 million and $112.7 million, respectively, for the three months ended March 31, 2021.

We are incorporated in Delaware, and the address of our principal executive offices is 3100 Sanders Road, Suite 301, Northbrook, Illinois 60062, and our telephone number is (847) 498-7070.

Fluid & Metering Technologies

Our Fluid & Metering Technologies (“FMT”) segment designs, produces and distributes positive displacement pumps, small volume provers, flow meters, injectors, and other fluid-handling pump modules and systems and provides flow monitoring and other services for the food, chemical, general industrial, water and wastewater, agriculture and energy industries. FMT application-specific pump and metering solutions serve a diverse range of end markets, including industrial infrastructure (fossil fuels, refined and alternative fuels, and water and wastewater), chemical processing, agriculture, food and beverage, pulp and paper, transportation, plastics and resins, electronics and electrical, construction and mining, pharmaceutical and bio-pharmaceutical, machinery and numerous other specialty niche markets. FMT had sales of approximately $896.3 million in 2020, accounting for 38% of our sales and 40% of our operating income in 2020, with approximately 44% of its sales to customers outside the United States. FMT generated net sales of approximately $243.4 million for the three months ended March 31, 2021.

Reporting units in the FMT segment include:

•

Energy: a leading supplier of flow meters, small volume provers, electronic registration and control products, rotary vane and turbine pumps, reciprocating piston compressors and terminal automation control systems. Energy consists of the Company’s Corken, Liquid Controls, SAMPI, Toptech and Flow MD businesses.

•

Valves: a leader in the design, manufacture and sale of specialty valve products for use in the chemical, petro-chemical, energy and sanitary markets as well as a leading producer of fluoroplastic lined corrosion-resistant magnetic drive and mechanical seal pumps, shut-off, control and safety valves for corrosive, hazardous, contaminated, pure and high-purity fluids. Valves consists of the Company’s Alfa Valvole, Richter and Aegis businesses.

•

Water: a leading provider of metering technology, flow monitoring products and underground surveillance services for wastewater markets, alloy and non-metallic gear pumps, peristaltic pumps, transfer pumps as well as dispensing equipment for industrial laundries, commercial dishwashing and chemical metering. Water consists of the Company’s ADS, iPEK, Knight, Trebor, Pulsafeeder and OBL businesses.

•

Pumps: a leading manufacturer of rotary internal gear, external gear, vane and rotary lobe pumps, custom-engineered OEM pumps, strainers, gear reducers and engineered pump systems. Pumps consists of the Company’s Viking, Warren Rupp and ABEL businesses.

•	Agriculture: a provider of special purpose, severe-duty pumps, valves, fittings and systems used in liquid handling. Agriculture consists of the Company’s Banjo business.

Health & Science Technologies

Our Health & Science Technologies (“HST”) segment designs, produces and distributes a wide range of precision fluidics, rotary lobe pumps, centrifugal and positive displacement pumps, roll compaction and drying systems used in beverage, food processing, pharmaceutical and cosmetics, pneumatic components and sealing solutions, including very high precision, low-flow rate pumping solutions required in analytical instrumentation, clinical diagnostics and drug discovery, high performance molded and extruded sealing components, custom mechanical and shaft seals for a variety of end markets including food and beverage, marine, chemical, wastewater and water treatment, engineered hygienic mixers and valves for the global biopharmaceutical industry, biocompatible medical devices and implantables, air compressors used in medical, dental and industrial applications, optical components and coatings for applications in the fields of scientific research, defense, biotechnology, aerospace, telecommunications and electronics manufacturing, laboratory and commercial equipment used in the production of micro and nano scale materials, precision photonic solutions used in life sciences, research and defense markets and precision gear and peristaltic pump technologies that meet exacting original equipment manufacturer specifications. HST had sales of approximately $896.0 million in 2020, accounting for 38% of our sales and 35% of our operating income in 2020, with approximately 57% of its sales to customers outside the United States. HST generated net sales of approximately $250.4 million for the three months ended March 31, 2021.

Reporting units in the HST segment include:

•

Scientific Fluidics & Optics: a producer of high-precision integrated fluidics and associated engineered manifolds, injectors, valves, fittings and accessories, fluidic components and systems, gas liquid separations and detection solutions, in-line membrane vacuum degassing solutions, refractive index detectors and ozone generation systems, microfluidic components, precision photonic solutions, critical components for life science research, electronics manufacturing, military and other industrial applications including lenses, mirrors, filters and polarizers, optical filters for biotech and analytical instrumentation, optical components and coatings, low-noise cooled charge-coupled device and high speed and high-sensitivity scientific complementary metal-oxide semiconductor cameras. Scientific Fluidics & Optics consists of the Company’s Eastern Plastics, Rheodyne, Sapphire Engineering, Upchurch Scientific, ERC, CiDRA Precision Services, thinXXS, CVI Melles Griot, Semrock, Advanced Thin Films and FLI businesses.

•

Sealing Solutions: a provider of proprietary high performance seals and advanced sealing solutions for a diverse range of global industries and applications, including hazardous duty, analytical instrumentation, semiconductor, process technologies, oil and gas, pharmaceutical, electronics and food applications. Sealing Solutions consists of the Company’s Precision Polymer Engineering, FTL Seals Technology, Novotema, SFC Koenig and Velcora businesses.

•	Gast: a leading manufacturer of air-moving products, including air motors, low-range and medium-range vacuum pumps, vacuum generators, regenerative blowers and fractional horsepower compressors.

•	Micropump: a leader in small, precision-engineered, magnetically and electromagnetically driven rotary gear, piston and centrifugal pumps.

•

Materials Process Technologies: a global leader in the design and manufacture of laboratory and commercial equipment used in the production of micro and nano scale materials for the pharmaceutical and chemical markets. Material Processing Technologies consists of the Company’s Quadro, Fitzpatrick, Steridose, Microfluidics and Matcon businesses.

Fire & Safety/Diversified Products

Our Fire & Safety/Diversified Products (“Fire & Safety”) segment designs, produces and distributes firefighting pumps, valves and controls, rescue tools, lifting bags and other components and systems for the fire and rescue industry, engineered stainless steel banding and clamping devices used in a variety of industrial and commercial applications and precision equipment for dispensing, metering and mixing colorants and paints used in a variety of retail and commercial businesses around the world. Fire & Safety had sales of approximately $562.9 million in 2020, accounting for 24% of our sales and 25% of our operating income in 2020, with approximately 52% of its sales to customers outside the United States. Fire & Safety generated net sales of approximately $159.5 million for the three months ended March 31, 2021.

Reporting units in the Fire & Safety segment include:

•

Fire & Safety: produces truck-mounted and portable fire pumps, stainless steel valves, monitors, apparatus valves, nozzles, foam and compressed air foam systems, pump modules and pump kits, electronic controls and information systems, conventional and networked electrical systems, mechanical components for the fire, rescue and specialty vehicle markets, hydraulic, battery, gas and electric-operated rescue equipment, hydraulic re-railing equipment, hydraulic tools for industrial applications, recycling cutters, pneumatic lifting and sealing bags for vehicle and aircraft rescue, environmental protection and disaster control and shoring equipment for vehicular or structural collapse. Fire & Safety consists of the Company’s Class 1, Hale, Godiva, Akron Brass, Weldon, AWG Fittings, Dinglee, Hurst Jaws of Life, Lukas and Vetter businesses.

•	BAND-IT: a leading producer of high-quality stainless steel banding, buckles and clamping systems. The BAND-IT brand is highly recognized worldwide.

•	Dispensing: produces precision equipment for dispensing, metering and mixing colorants and paints used in a variety of retail and commercial businesses around the world.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the notes, see “Description of the Notes.” In this “—The Offering” section, “we,” “us,” and “our” refer only to IDEX Corporation and not any of its subsidiaries.

Issuer	IDEX Corporation

Notes Offered	$500 million aggregate principal amount of 2.625% Senior Notes due 2031.

Maturity Date	The notes will mature on June 15, 2031.

Interest	The notes will bear interest from May 28, 2021 at the rate of 2.625% per annum.

Interest Payment Dates	Interest on the notes is payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2021.

Ranking	The notes will be our senior unsecured obligations and will be:

•	equal in right of payment to all of our existing and future senior indebtedness;

•	senior in right of payment to all of our existing and future subordinated indebtedness; and

•	effectively subordinated to all of our future secured indebtedness to the extent of the value of our assets and the assets of our subsidiaries securing such indebtedness.

The notes are not guaranteed by any of our subsidiaries and will therefore be structurally subordinated to all of the existing and future indebtedness and other liabilities of our subsidiaries.

As of March 31, 2021, we had outstanding indebtedness of approximately $1,050.2 million that ranks equally with the notes and no secured indebtedness outstanding, and our subsidiaries had approximately $0.2 million of outstanding indebtedness.

Optional Redemption	We may redeem the notes at our option prior to March 15, 2031 (three months prior to the maturity date), at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) from the redemption date through the stated maturity of the notes being redeemed, in each case discounted to the date of redemption on a semi-annual basis (assuming a 360 day year consisting of twelve

30 day months) at the Treasury Rate (as defined in “Description of the Notes—Optional Redemption”) plus 15 basis points. At any time on or after March 15, 2031 (three months prior to the maturity date), the notes will be redeemable as a whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes to be redeemed to the date of redemption. We will also pay the accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date of redemption.

See “Description of the Notes—Optional Redemption.”

Change of Control Triggering Event	In the event of a Change of Control Triggering Event (as defined herein), the holders of the notes may require us to purchase all or part of their notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any. See “Description of the Notes—Change of Control Offer.”

Covenants	The indenture governing the notes will contain covenants that, among other things, limit our ability to:

•	create or incur certain liens;

•	enter into certain sale and leaseback transactions; or

•	enter into certain mergers, consolidations and transfers of substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes.”

Form and Denomination	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”), as depositary for the notes. Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Book-Entry System, Delivery and Form.”

Use of Proceeds	We estimate that the net proceeds from the offering will be approximately $494.3 million, after deducting underwriting discounts and commissions and our estimated offering expenses. We intend to use approximately $357.4 million of the net proceeds from this offering to redeem and repay all $350.0 million aggregate principal amount outstanding of our 4.2% Senior Notes due December 15, 2021 (the “2021 Notes”) and related accrued interest and redemption premiums, and the balance of our net proceeds will be used for general corporate purposes. See “Use of Proceeds.”

Conflicts of Interest	Certain of the underwriters or certain of their respective affiliates are holders of our 2021 Notes and, as such, may receive a portion of the net proceeds from this offering. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Governing Law	New York

Trustee	Wells Fargo Bank, National Association

Risk Factors	For a discussion of factors you should carefully consider before deciding to purchase the notes, see “Risk Factors” in this prospectus supplement and those described in our periodic filings with the Securities and Exchange Commission, which are incorporated by reference into this prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2020.

Summary Historical Consolidated Financial Information

The following table sets forth our summary historical consolidated financial information for the periods and at the dates indicated. The summary statement of operations data for each of the years in the three-year period ended December 31, 2020 and the summary balance sheet data as of December 31, 2020 and 2019 have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which is incorporated by reference herein. The summary balance sheet data as of December 31, 2018 have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is not incorporated by reference herein. The summary statement of operations data for each of the three months ended March 31, 2021 and 2020 and the summary balance sheet data as of March 31, 2021 have been derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, which is incorporated by reference herein. The summary balance sheet data as of March 31, 2020 have been derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, which is not incorporated by reference herein. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments necessary for a fair presentation of this information. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

	Year ended December 31,			Three months ended March 31,
	2020	2019	2018	2021 (unaudited)	2020 (unaudited)
	($ in millions)
Statement of operations data:
Net sales	$2,351.6	$2,494.6	$2,483.7	$652.0	$594.5
Cost of sales	1,324.2	1,369.5	1,365.8	359.4	332.5
Gross profit	1,027.4	1,125.0	1,117.9	292.6	272.0

Selling, general and administrative expenses	494.9	525.0	536.7	134.8	132.0
Restructuring expenses and asset impairments	11.8	21.0	12.1	2.2	—

Operating income	520.7	579.0	569.1	155.5	139.9
Other (income) expense—net	5.6	1.8	(4.0)	(0.8)	1.6
Interest expense	44.7	44.3	44.1	10.8	10.9

Income before income taxes	470.3	532.9	528.9	145.6	127.5
Provision for income taxes	92.6	107.4	118.4	32.9	25.5

Net income	377.8	425.5	410.6	112.7	102.0

Balance sheet data (end of period):
Cash and cash equivalents	1,025.9	632.6	466.4	958.1	569.2
Total assets	4,414.4	3,813.9	3,473.9	4,460.7	3,943.7
Total liabilities	1,874.0	1,550.7	1,479.2	1,850.7	1,713.9
Shareholders’ equity	2,540.2	2,263.2	1,994.6	2,609.9	2,229.8

RISK FACTORS

Investing in the notes involves risk. Prior to making a decision about investing in our securities, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors, as well as the risk factors incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2020 under the heading “Risk Factors” and other filings we may make from time to time with the SEC. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference into this prospectus supplement.

Risks Related to the Notes

The notes will not be guaranteed by any of our subsidiaries and will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries.

The notes are our obligations exclusively and will not be guaranteed by any of our subsidiaries. Substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and ability to service our debt, including the notes, depend upon the earnings of our subsidiaries and the ability of our subsidiaries to distribute to us their earnings, loans or other payments. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available for such payments.

As a result, the notes will be effectively subordinated to all existing and future debt and other liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or similar proceedings involving any of our subsidiaries, the creditors of that subsidiary will generally be entitled to payment of their claims from the assets of that subsidiary before any assets are made available for distribution to us, except to the extent that we may also have a claim as a creditor of that subsidiary, in which case our claims would still be subordinated to any security interests in, or mortgages on, the assets of that subsidiary and would be subordinate to any debt of that subsidiary that is senior to that held by us.

The notes will also be effectively subordinated to all of our future debt that is guaranteed by our subsidiaries to the extent of those guarantees. In the event of our bankruptcy, liquidation or similar proceeding, the holders of any such guaranteed debt would be entitled to require the subsidiary guarantors to pay that debt, while holders of the notes would not have any similar rights against those subsidiary guarantors.

In addition, the indenture governing the notes permits our subsidiaries to incur additional indebtedness, and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by our subsidiaries. Thus, the amount of these liabilities may increase in the future.

As of March 31, 2021, our subsidiaries had approximately $0.2 million of outstanding indebtedness.

The notes will be subject to the prior claims of any future secured creditors.

The notes are senior unsecured obligations, ranking effectively junior to any secured indebtedness we may incur in the future. If we incur secured debt, our assets securing any such indebtedness will be subject to prior claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, or upon any acceleration of the notes, our assets that secure other indebtedness will be available to pay obligations on the notes only after all other such debt secured by those assets has been repaid in full. Any remaining assets will be available to you ratably with all of our other unsecured creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.

Our existing and future indebtedness may limit cash flow available to invest in the ongoing needs of our business, which could prevent us from fulfilling our obligations under the notes.

The indenture under which the notes will be issued will not limit the amount of indebtedness that we may incur. We also have the ability under our existing debt agreements to incur substantial additional indebtedness. Our level of indebtedness could have important consequences to you. For example, it could:

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

These risks increase as the level of our indebtedness increases. Our ability to make payments of principal of and interest on our indebtedness, including the notes, depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our results of operations and financial condition, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt (including the notes), we may be required to, among other things:

•	seek additional financing in the debt or equity markets;

•	refinance or restructure all or a portion of our indebtedness (including the notes);

•	sell selected assets; or

•	reduce or delay planned capital or operating expenditures.

Additionally, any failure to meet required payments on our indebtedness, or failure to comply with any covenants in the instruments governing our indebtedness, could result in an event of default under the terms of those instruments. In the event of such default, the holders of such indebtedness could elect to declare all the amounts outstanding under such instruments to be due and payable. Any default under the agreements governing our indebtedness and the remedies sought by the holders of such indebtedness could render us unable to pay principal and interest on the notes and substantially decrease their value.

The terms of the indenture and the notes provide only limited protection against significant corporate events and other actions we may take that could adversely affect your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the notes. In addition, the definition of the term “Change of Control Triggering Event” does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your notes prior to their maturity.

Furthermore, the indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

•	limit the ability of our subsidiaries to service indebtedness;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes, we will be required to make an offer to purchase the notes in cash at the redemption prices described in this prospectus supplement. However, we may not be able to repurchase the notes upon a Change of Control Triggering Event because we may not have sufficient funds to do so. Likewise, events similar to a Change of Control Triggering Event constitute or may constitute defaults or events of default under other existing or future indebtedness of ours and the occurrence of these events may permit the holders of such indebtedness to demand immediate repayment of such indebtedness or require that we offer to repurchase or repay such indebtedness. In addition, agreements governing indebtedness incurred in the future may restrict us from purchasing the notes in the event of a Change of Control Triggering Event. Any failure to purchase properly tendered notes would constitute an event of default under the indenture governing the notes, which could, in turn, cause an acceleration of our other indebtedness. See “Description of the Notes—Change of Control Offer.”

We may choose to redeem the notes prior to maturity.

We may redeem some or all of the notes at any time. See “Description of the Notes—Optional Redemption.” If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed.

Ratings of the notes could be lowered or withdrawn in the future, which could adversely affect the trading price or liquidity of the notes.

We expect that the notes will be rated by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Any rating organization that rates the notes may lower our rating or decide not to rate the notes in its sole discretion. The ratings of the notes will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due and the payment of principal on the maturity date. Any downgrade or withdrawal of a rating by a rating agency that rates the notes could have an adverse effect on the trading price or liquidity of the notes.

Our existing debt agreements contain covenants that may limit our operations.

On April 29, 2020, we completed a public offering of $500 million aggregate principal amount of our 3.0% Senior Notes due 2030. We entered into a credit agreement governing our $800 million revolving credit facility on May 31, 2019. We completed a private placement of $100.0 million aggregate principal amount of 3.20% Senior Notes due June 13, 2023 and $100.0 million aggregate principal amount of 3.37% Senior Notes due

June 13, 2025, pursuant to a note purchase agreement dated June 13, 2016. On December 9, 2011, we completed a public offering of $350 million aggregate principal amount of our 2021 Notes. Each of our existing debt agreements contains certain covenants restricting our operations and the operations of our subsidiaries, including covenants placing certain limits on permitted indebtedness of us or our subsidiaries and on the creation, incurrence, assumption or existence of certain liens on our property or the property of our subsidiaries. We are also required to maintain a minimum interest coverage ratio and maximum leverage ratio under the credit agreement governing our revolving credit facility and the 2016 note purchase agreement. If any of these restrictions were to materially impair the operations and earnings of our subsidiaries, their cash distributions to us may be diminished and our ability to service our debt obligations, including the notes, may be adversely affected.

There may not be an active trading market for the notes.

There is no existing market for the notes, and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including but not limited to prevailing interest rates, our financial condition and results of operations, prospects for companies in our industry generally, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the terms related to the optional redemption of the notes; and

•	the level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease market-making at any time without notice.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because additional return is necessary to compensate for the lower yield. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

USE OF PROCEEDS

We estimate that the net proceeds from the offering will be approximately $494.3 million, after deducting the underwriting discount and commissions and our estimated offering expenses. We intend to use approximately $357.4 million of the net proceeds from this offering to redeem and repay all $350.0 million aggregate principal amount outstanding of the 2021 Notes and related accrued interest and redemption premiums, and the balance of our net proceeds will be used for general corporate purposes.

The 2021 Notes mature on December 15, 2021 and bear interest at a rate of 4.2% per annum, which is payable semi-annually in arrears on each June 15 and December 15. On May 17, 2021, we delivered a notice of redemption with respect to all $350.0 million aggregate principal amount outstanding of the 2021 Notes with a scheduled redemption date of June 16, 2021. The redemption of the 2021 Notes is not conditioned on the closing of this offering, and the closing of this offering is not conditioned upon the redemption and repayment of the 2021 Notes.

Certain of the underwriters or certain of their respective affiliates are holders of our 2021 Notes and, as such, may receive a portion of the net proceeds from this offering. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

CAPITALIZATION

The following table sets forth our unaudited capitalization as of March 31, 2021, and as adjusted to give effect to the issuance and sale of the notes and the use of the proceeds from this offering as set forth under “Use of Proceeds” in this prospectus supplement. This table should be read in conjunction with our historical consolidated financial statements, including the related notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement or the accompanying prospectus.

	As of March 31, 2021
	Actual	As adjusted
	(unaudited, $ in millions)
Cash and cash equivalents	$958.1	$1,095.0
Total debt principal (including current maturities)(1):
2.625% Senior Notes offered hereby	—	500.0
4.20% Senior Notes due December 2021(2)	350.0	—
3.20% Senior Notes due June 2023	100.0	100.0
3.37% Senior Notes due June 2025	100.0	100.0
3.00% Senior Notes due May 2030	500.0	500.0
Other borrowings(3)	0.2	0.2

Total debt, including current portion(1)	1,050.2	1,200.2

Total shareholders’ equity	2,609.9	2,609.9

Total capitalization	$3,660.1	$3,810.1

(1)	Consists of the current and long-term portions of long-term debt, with no reduction for unamortized debt issuance costs and associated issuance discounts or premiums.
(2)

We intend to use approximately $357.4 million of the net proceeds from this offering to redeem and repay all $350.0 million aggregate principal amount outstanding of the 2021 Notes and related accrued interest and redemption premiums, and the balance of our net proceeds will be used for general corporate purposes. See “Use of Proceeds.” The redemption of the 2021 Notes is not conditioned on the closing of this offering, and the closing of this offering is not conditioned upon the redemption and repayment of the 2021 Notes.

(3)	Other borrowings consist of acquired indebtedness of subsidiaries.

DESCRIPTION OF THE NOTES

The notes will constitute a series of debt securities to be issued under the indenture, dated as of December 6, 2010 (the “base indenture”) between us and Wells Fargo Bank, National Association, as trustee (the “trustee”), as further supplemented by a fourth supplemental indenture to be dated as of May 28, 2021 (the “fourth supplemental indenture” and, together with the base indenture, the “indenture”). The following description is only a summary of certain provisions of the notes and the indenture. You should read these documents in their entirety because they, and not this description, define your rights as holders of the notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the indenture and those terms made a part of the indenture by reference to the TIA. Unless the context requires otherwise, all references to “we,” “us,” “our,” and the “Company” in this section refer solely to IDEX Corporation and not to its subsidiaries.

The following description of the particular terms of the notes offered hereby supplements the general description of debt securities set forth in the accompanying prospectus.

General

The notes will be issued in an initial aggregate principal amount of $500,000,000 and will mature on June 15, 2031. The notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not be entitled to any sinking fund.

Interest on the notes will accrue at the rate per annum shown on the cover of this prospectus supplement from May 28, 2021, or from the most recent date to which interest has been paid or provided for, payable semi-annually on June 15 and December 15 of each year, commencing December 15, 2021, to the persons in whose names the notes are registered in the security register at the close of business on the June 1 or December 1 preceding the relevant interest payment date. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

The indenture does not limit the amount of notes that we may issue. We may, without the consent of the existing holders of the notes, issue additional debt securities under the indenture from time to time in one or more series, each in an amount authorized prior to issuance. We will not issue any such additional debt securities as part of the same series as the notes unless the notes and any such additional debt securities would be fungible with each other for United States federal income tax purposes.

The indenture does not limit our ability, or the ability of our subsidiaries, to incur or guarantee additional unsecured indebtedness. The indenture and the terms of the notes will not contain any covenants (other than those described herein) designed to afford holders of any notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the notes.

There are no public trading markets for the notes, and we do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system.

Ranking

The notes will be our senior unsecured obligations and will be:

•	equal in right of payment to all of our existing and future senior indebtedness;

•	senior in right of payment to all of our existing and future subordinated indebtedness; and

•	effectively subordinated to all of our future secured indebtedness to the extent of the value of our assets and the assets of our subsidiaries securing such indebtedness.

The notes are not guaranteed by any of our subsidiaries and will therefore be structurally subordinated to all of the existing and future indebtedness and other liabilities of our subsidiaries.

As of March 31, 2021, we had outstanding indebtedness of approximately $1,050.2 million that ranks equally with the notes and no secured indebtedness outstanding, and our subsidiaries had approximately $0.2 million of outstanding indebtedness.

Optional Redemption

We may redeem the notes at our option prior to March 15, 2031 (three months prior to the maturity date), at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) from the redemption date through the stated maturity of the notes being redeemed, in each case discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 15 basis points.

At any time on or after March 15, 2013 (three months prior to the maturity date), the notes will be redeemable as a whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes to be redeemed to, but excluding, the date of redemption.

In each case, we will pay accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date of redemption.

“Treasury Rate” means, with respect to any date of redemption, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity, for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption. The Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the debt securities.

“Comparable Treasury Price” means, with respect to any date of redemption, (1) the average of three Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us as Quotation Agent.

“Reference Treasury Dealer” means any of (1) J.P. Morgan Securities LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer, and (2) at least two other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Quotation Agent of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 P.M., New York City time, on the third business day preceding that date of redemption.

Notice of redemption will be mailed or sent electronically pursuant to applicable DTC procedures at least 10 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. If less than all of the notes are to be redeemed at any time, and the notes are global securities, the notes to be redeemed will be selected by DTC in accordance with its standard procedures. If the notes to be redeemed are not global securities then held by DTC, the trustee will select notes to be redeemed on a pro rata basis, by lot, or by any other method the trustee deems fair and appropriate. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated, the place or places that payment will be made upon presentation and surrender of notes to be redeemed and any conditions precedent to the effectiveness of the redemption. Unless we default in the payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date.

Change of Control Offer

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (a “Change of Control Offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes.

In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the repurchase date (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed or sent electronically pursuant to applicable DTC procedures to holders of the notes with a copy to the trustee describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the repurchase date specified in the applicable notice, which date will be no earlier than 10 days and no later than 60 days from the date on which such notice is mailed or sent (a “Change of Control Payment Date”).

The notice will, if mailed or sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring prior to or on the applicable Change of Control Payment Date specified in the notice.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and the third party repurchases all notes properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following definitions will be applicable:

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and our subsidiaries’ assets, taken as a whole, to any person, other than us or one of our subsidiaries; provided, however, that none of the circumstances in this clause (a) will be a Change of Control if the persons that beneficially own our Voting Stock immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person’s board of directors, managers or trustees immediately after the transaction; (b) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(c) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or

(d) the adoption of a plan relating to the liquidation or dissolution of the Company.

As used in this definition, the term “person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Fitch” means Fitch Ratings Ltd. and its successors.

“Investment Grade” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent Investment Grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (a) each of Fitch, Moody’s and S&P; and (b) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1 (c)(2)(vi)(F) under the Exchange Act selected by us as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means a decrease in the ratings of the notes below Investment Grade by at least two of the three Rating Agencies on any date from the date that is 60 days prior to the date of the first public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following the consummation of such Change of Control (which period will be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“S&P” means S&P Global Ratings and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of Change of Control and the covenant described under “Limitation on Consolidation, Merger, Conveyance or Transfer” below include a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, transfer, conveyance of other disposition of less than all of our and our subsidiaries’ assets, taken as a whole, to any person or group of persons may be uncertain.

Certain Covenants

Limitations on Liens

We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, assume or permit to exist, any Lien, other than Permitted Liens, on any Principal Property, or upon Capital Stock or Debt of any Restricted Subsidiary and owned by us or any Subsidiary, now or hereafter acquired, to secure Debt, without effectively providing concurrently that the notes are secured equally and ratably with such Debt, for so long as such Debt shall be so secured.

“Permitted Liens” means:

(a) Liens existing at the date of the indenture;

(b) Liens in favor of us or a Restricted Subsidiary;

(c) Liens on any property existing at the time of the acquisition thereof;

(d) Liens on any property of a Person or its subsidiaries existing at the time such Person is consolidated with or merged into the Company or a Restricted Subsidiary, or Liens on any property of a Person existing at the time such Person becomes a Restricted Subsidiary;

(e) Liens to secure all or part of the cost of acquisition (including Liens created as a result of an acquisition by way of Capital Lease), construction, development or improvement of the underlying property, or to secure

Debt incurred to provide funds for any such purposes, provided, that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 12 months after the later of (A) the completion of the acquisition, construction, development or improvement of such property and (B) the placing in operation of such property or of such property as so constructed, developed or improved;

(f) Liens securing industrial revenue, pollution control or similar bonds; and

(g) any extension, renewal or replacement (including successive extensions, renewals and replacements), in whole or in part, of any Lien referred to in any of clauses (a), (c), (d) or (e) that would not otherwise be permitted pursuant to any of clauses (a) through (f), to the extent that (A) the principal amount of Debt secured thereby and not otherwise permitted to be secured pursuant to any of clauses (a) through (f) does not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of any such extension, renewal or replacement, except that where the Debt so secured at the time of any such extension, renewal or replacement was incurred for the sole purpose of financing a specific project; and (B) the property that is subject to the Lien serving as an extension, renewal or replacement is limited to some or all of the property that was subject to the Lien so extended, renewed or replaced.

Notwithstanding the restrictions described above, we and our Restricted Subsidiaries may, directly or indirectly, create, assume or permit to exist any Lien that would otherwise be subject to the restrictions set forth in the first paragraph of this section without equally and ratably securing the notes if, at the time of such creation, assumption or permission, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate principal amount of outstanding Debt secured by Liens which would otherwise be subject to such restrictions (not including Permitted Liens) plus all Attributable Debt of the Company and our Restricted Subsidiaries in respect of Sale and Leaseback Transactions with respect to any Principal Property (not including such transactions described under any of clauses (a) through (g) as set forth below under “—Sale and Leaseback Transactions”), does not exceed 15% of Consolidated Net Tangible Assets.

Limitations on Sale and Leaseback Transactions

We will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property owned by us or such Restricted Subsidiary, unless:

(a) the Sale and Leaseback Transaction is solely with us or a Subsidiary;

(b) the lease in such Sale and Leaseback Transaction is for a period not in excess of three years;

(c) the lease in such Sale and Leaseback Transaction secures or relates to industrial revenue, pollution control or similar bonds;

(d) the Sale and Leaseback Transaction is entered into prior to or within 12 months after the purchase or acquisition of the Principal Property which is the subject of such Sale and Leaseback Transaction;

(e) the Sale and Leaseback Transaction involving property of a Person existing at the time such Person is merged into or consolidated with us or a Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to us or a Subsidiary;

(f) the proceeds of the Sale and Leaseback Transaction are at least equal to the fair value (as determined by our Board of Directors in good faith) of the Principal Property leased pursuant to such Sale and Leaseback Transaction, so long as within 180 days of the effective date of such Sale and Leaseback Transaction, we or such Restricted Subsidiary apply (or irrevocably commit to an escrow account for the purpose or purposes hereinafter mentioned) an amount equal to the greater of (A) net proceeds of such sale, and (B) the Attributable Debt of the Company and our Restricted Subsidiaries in respect of such Sale and Leaseback Transaction to either (x) the purchase of property which will constitute a Principal Property having a fair value at least equal to the fair value of the Principal Property leased, or (y) the retirement or repayment (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of any Funded Debt of the Company or a Restricted Subsidiary (other than Funded Debt that is subordinated to the notes) or preferred stock of any Subsidiary (other than any such Debt owed to or preferred stock owned by us or any Subsidiary); provided, however, that in lieu of applying an amount equivalent to all or any part of such net proceeds to such retirement or repayment (or committing such an amount to an escrow account for such purpose), we or the Restricted Subsidiary may deliver to the trustee outstanding notes and thereby reduce the amount to be applied pursuant to (y) of this clause (f) by an amount equivalent to the aggregate principal amount of the notes so delivered;

(g) the Sale and Leaseback Transaction involving the extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of a lease pursuant to a Sale and Leaseback Transaction referred to in the foregoing clauses (a) to (f), inclusive; provided, however, that such lease extension, renewal or replacement shall be limited to all or any part of the same property leased under the lease so extended, renewed or replaced (plus improvements to such property); or

(h) the Attributable Debt of the Company and our Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions with respect to any Principal Property (not including any Sale and Leaseback Transactions described under any of clauses (a) through (g) of this sentence), plus the aggregate principal amount of outstanding Debt secured by Liens upon Principal Properties or Capital Stock or Debt of any Restricted Subsidiary and owned by us or any Subsidiary then outstanding (not including any such Debt secured by Permitted Liens) which do not secure such outstanding securities issued under the indenture equally and ratably with (or on a basis that is prior to) the other Debt secured thereby, would not exceed 15% of Consolidated Net Tangible Assets.

Consolidation, Merger, Sale or Conveyance

We will not consolidate with or merge with any other Person, or sell, convey, transfer or lease all or substantially all of our assets to any Person, unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust (subject to certain exceptions provided for in the indenture);

•	the successor entity expressly assumes our obligations on the notes and under the indenture;

•

immediately after giving effect to the transaction, no Event of Default, and no event, that after notice or lapse of time, or both, would become an Event of Default, has occurred and is continuing under the indenture; and

•	certain other conditions under the indenture are met.

This covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets solely between or among us and our U.S. Subsidiaries.

In the event that we consolidate with or merge with another Person or sell substantially all of our assets to any other Person, the surviving entity (if other than us) will be substituted for us under the indenture, and we will be discharged from all of our obligations under the indenture.

Certain Definitions

For purposes of the above covenants and “—Events of Default” below, the following definitions will be applicable:

“Attributable Debt” with respect to a Sale and Leaseback Transaction with respect to any Principal Property, the lesser of: (a) the fair market value of such property (as determined by our Board of Directors in good faith);

or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended and excluding any unexercised renewal or other extension options exercisable by the lessee, and excluding amounts on account of maintenance and repairs, services, taxes and similar charges and contingent rents), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount will be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount will also include the amount of the penalty, but no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Capital Lease” means any lease of any Principal Property that is or should be accounted for as a capital lease on the consolidated balance sheet of the Company and our Subsidiaries prepared in accordance with GAAP.

“Capital Stock” means and includes any and all shares, interests, participations or other equivalents (however designated) of ownership in a corporation or other Person.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any Debt of less than 12 months from the date of our most recent consolidated balance sheet but which by its terms is renewable or extendable beyond 12 months from such date at our option) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on our most recent consolidated balance sheet and determined in accordance with GAAP.

“Debt” means with respect to a Person all obligations of such Person for borrowed money and all such obligations of any other Person for borrowed money guaranteed by such Person.

“Funded Debt” means any Debt maturing by its terms more than one year from its date of issuance (notwithstanding that any portion of such Debt is included in current liabilities).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Lien” means any mortgage, pledge, security interest, lien, charge or other encumbrance.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any manufacturing plant, warehouse, office building or parcel of real property, including fixtures but excluding leases and other contract rights which might otherwise be deemed real property, owned or leased by us or any of our Subsidiaries, whether owned or leased on the date of the indenture or thereafter acquired, that has a gross book value (determined in accordance with GAAP) in excess of 2% of the Consolidated Net Tangible Assets of the Company and our consolidated subsidiaries. Any plant, warehouse, office building or parcel of real property or portion thereof which our board of directors determines in good faith is not of material importance to the business conducted by us and our subsidiaries taken as a whole will not be a Principal Property.

“Restricted Subsidiary” means any Subsidiary of the Company which owns or leases Principal Property;

“Sale and Leaseback Transaction” means any arrangement with any Person relating to property now owned or hereafter acquired whereby we or any Restricted Subsidiary transfers such property to another Person and we or the Restricted Subsidiary lease or rent it from such Person.

“Subsidiary” means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with ours in accordance with GAAP and (b) of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and one or more other subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by us or by one or more of the subsidiaries or by us and one or more of the subsidiaries.

Events of Default

You will have special rights if an event of default occurs and is not cured, as further described in the section “Events of Default” in the accompanying prospectus. The following will be “Events of Default” under the indenture with respect to the notes:

(a) default in the payment of any interest on any note when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by us with the trustee or with a paying agent prior to the expiration of such period of 30 days);

(b) default in the payment of principal of or premium, if any, on any note when due and payable;

(c) default in the performance or breach of any covenant or warranty of the Company in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than the notes), which default continues uncured for a period of 90 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in principal amount of the outstanding notes as provided in the indenture;

(d) certain events of bankruptcy, insolvency or reorganization with respect to us; or

(e) (i) a default occurs under any instrument under which there is outstanding, or by which there may be secured or evidenced, any indebtedness of the Company for money borrowed by the Company (other than non-recourse indebtedness) which results in acceleration of, or non-payment at maturity (after giving effect to any applicable grace period) of, such indebtedness in an amount exceeding $50,000,000, in which case the Company shall immediately give notice to the trustee of such acceleration or non-payment and (ii) there shall have been a failure to cure such default or to discharge such defaulted indebtedness within ten days after notice thereof to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in aggregate principal amount of the notes then Outstanding; provided, however, that no such Event of Default described in this clause (e) shall exist as long as the Company is contesting any such default or acceleration in good faith and by appropriate proceedings.

Defeasance and Discharge

Defeasance

The term defeasance means we are discharged from some or all of our obligations under the indenture. If we deposit in trust with the trustee under the indenture any combination of money or government securities in an amount sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to make payments on the notes under the indenture on the dates those payments are due, then, at our option:

•	we will be discharged from any and all obligations with respect to the notes (“legal defeasance”); or

•

we will no longer have any obligation to comply with any specified restrictive covenants with respect to the notes described in this prospectus supplement and other specified covenants under the indenture, and the related events of default will no longer apply (“covenant defeasance”).

If the notes are defeased, the holders of the notes will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of notes, replace stolen, lost or mutilated notes or maintain paying agencies and hold money for payment in trust.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the beneficial owners of the notes to recognize income, gain or loss for United States federal income tax purposes and that the beneficial owners would be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, the opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Satisfaction and Discharge

In addition, we may discharge our obligations with respect to the notes and the indenture when:

•	we pay or cause to be paid, as and when due and payable, the principal of and any interest on all of the notes outstanding under the indenture;

•

all of the notes previously authenticated and delivered (subject to certain exceptions) have been delivered to the trustee for cancellation and we have paid all amounts payable by us under the indenture; or

•

all of the notes are to be called for redemption within one year under arrangements satisfactory to the trustee or are otherwise due and payable within one year, and we irrevocably deposit in trust with the trustee, solely for the benefit of the holders, cash or government securities (maturing as to principal and interest in such amounts and at such times as will insure the availability of cash sufficient) that, after payment of all federal, state and local taxes and other charges and assessments in respect thereof payable by the trustee, will be sufficient to pay the principal of and any interest on the notes to maturity or redemption, as the case may be, and to pay all other amounts payable by us under the indenture.

With respect to the first and second bullet points, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee under the indenture will survive.

With respect to the third bullet point, certain rights and obligations under the indenture (such as our obligation to maintain an office or agency, to have moneys held for payment in trust, to register the transfer or exchange of the notes, to deliver the notes for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover unclaimed money held by the trustee) will survive until the notes are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee will survive.

Trustee

Wells Fargo Bank, National Association is the trustee under the indenture. Initially, the trustee will also act as the paying agent, registrar and custodian for the global securities representing the notes. The trustee shall not be responsible for determining whether any Change of Control Triggering Event has occurred and whether any Change of Control Offer with respect to the notes is required. The trustee shall not be responsible for monitoring our rating status or making any request upon any Rating Agency.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY SYSTEM, DELIVERY AND FORM

The notes will be issued in the form of one or more debt securities in global, fully registered form (“global securities”), without interest coupons. Each such global security will be deposited with or on behalf of DTC and registered in the name of DTC or a nominee of DTC (we sometimes refer to DTC or any other depositary for the global securities as the “Depositary”).

Investors may hold their interests in a global security directly through DTC if they are direct participants (as defined below) or indirectly through organizations that are DTC participants (as defined below). Except in the limited circumstances described below, holders of beneficial interests in the global securities will not be entitled to receive debt securities in definitive, certificated form (“certificated securities”) or to have debt securities registered in their names.

We understand that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities of institutions that have accounts with DTC (“direct participants”) to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of such participants, thereby eliminating the need for physical movement of securities certificates. DTC’s direct participants include brokers, dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters, agents or dealers involved in the distribution of the securities referred to in this prospectus. Indirect access to DTC’s book-entry system is also available to other organizations (“indirect participants” and, together with direct participants, “participants”), such as brokers, dealers, banks, trust companies and clearing corporations, that clear through or maintain a custodial relationship with a direct participant, whether directly or indirectly. The rules applicable to DTC and its direct participants are on file with the SEC.

Purchases of debt securities evidenced by global securities must be made by or through participants. Upon the issuance of a global security, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual beneficial interests in the global security to the accounts of the applicable direct participants. Ownership of beneficial interests in each global security will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests in each global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to direct participants’ interests) and by its direct and indirect participants (with respect to the interests of beneficial owners).

So long as DTC or its nominee is the registered holder of a global security, DTC or such nominee, as the case may be, will be considered the sole holder and owner of the debt securities represented by such global security for all purposes under the indenture and such debt securities. Any notices required to be given to the holders while the notes are global securities will be given only to DTC. Owners of beneficial interests in a global security will not be considered the owners or holders of the debt securities under the indenture, will not be able to transfer those beneficial interests except in accordance with the procedures of DTC and its participants and, except under the limited circumstances set forth below, will not be entitled to receive certificated securities or to have debt securities registered in their names. Accordingly, each owner of a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a direct participant, on the procedures of the participants through which it owns its beneficial interest to exercise any rights of a holder of debt securities under the indenture. We understand that, under existing industry practice, in the event owners of beneficial interests in global securities wish to take any action that DTC or its nominee, as the holder of such global securities, is entitled to take, DTC would authorize the applicable participants to take such action, and that such participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of such beneficial owners. Because DTC can only act on behalf of direct participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global security to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate representing that interest.

All payments on the debt securities represented by a global security registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered holder of the global security.

We expect that DTC or its nominee, upon receipt of any payment of principal of, or premium or interest, if any, on, a global security, will credit the applicable direct participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in “street name”; those payments will be the responsibility of such participants. Neither we, the trustee nor any agent of ours or of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in any global security or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global securities.

Unless and until it is exchanged in whole or in part for certificated securities under the limited circumstances described below, a global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor Depositary or a nominee of such successor Depositary. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules.

The indenture provides that the global securities will be exchanged for debt securities in certificated form only in the following limited circumstances:

(1)

we receive notice from the Depositary that it is unwilling or unable to continue as depository for the global securities or if the Depositary ceases to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor Depositary for the global securities registered as clearing agency under the Exchange Act within 90 days after the date we receive such notice or learn that the Depositary has ceased to be so registered;

(2)

we in our sole discretion determine that the global securities shall be exchanged (in whole but not in part) for debt securities in certificated form and we deliver to the trustee an officers’ certificate to such effect; or

(3)	an event of default with respect to the debt securities shall have occurred and shall be continuing.

Any global security that is exchanged for certificated securities as provided above will be exchanged for an equal aggregate principal amount of certificated securities, in authorized denominations and registered in such names as the Depositary instructs the trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in global securities. In connection with any proposed exchange of a global security for a certificated security, there shall be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including, without limitation, any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Euroclear and Clearstream

You may hold interests in global securities through Clearstream Banking S.A., which we refer to, together with any successor in such capacity, as “Clearstream,” or Euroclear Bank SA/NV, as operator of the Euroclear System, which we refer to, together with any successor in such capacity, as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus supplement concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee nor any agent of ours or of the trustee will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, Internal Revenue Service (the “IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks, financial institutions, United States expatriates, insurance companies, dealers in securities or currencies, traders in securities, accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements pursuant to Section 451(b) of the Code, partnerships or other pass-through entities, United States Holders (as defined below) whose functional currency is not the United States dollar, tax-exempt organizations, persons subject to the alternative minimum tax and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes is sold to the public for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)). Moreover, the effect of any applicable state, local or foreign tax laws or of United States federal estate or gift tax laws is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

As used herein, “United States Holder” means a beneficial owner of the notes who or that is or is treated for United States federal income tax purposes as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust, if (i) a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial decisions of the trust, or (ii) the trust was in existence on August 20, 1996, was treated as a United States person prior to such date, and has validly elected to continue to be treated as a United States person.

As used herein, “non -United States Holder” means a beneficial owner of the notes who is not a United States Holder or a partnership or other entity treated as a partnership for United States federal income tax purposes.

No rulings from the IRS have been or are expected to be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained. If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding notes and partners in such partnerships should consult their tax advisors as to the tax consequences of holding and disposing of notes.

Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws, and any tax treaties.

Effect of Certain Contingencies

In certain circumstances (see “Description of the Notes—Optional Redemption” and “Description of the Notes—Change of Control Offer”), we may be obligated to pay amounts in excess of stated interest or principal on the notes. We intend to take the position that the possibility of such payments should not cause the notes to be treated as contingent payment debt instruments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional payments will be paid. Assuming the position is respected, a holder generally would not be required to include any income in respect of the foregoing contingencies unless and until any of the contingencies occurred. Our position is binding on a holder unless the holder explicitly discloses on its United States federal income tax return that it is taking a contrary position. However, our position is not binding on the IRS, and if the IRS were to challenge our position, a holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income, rather than capital gain, any income realized on the taxable disposition of a note before the resolution of the contingencies. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application of the contingent payment debt instrument rules to the notes and the consequences thereof.

United States Holders

Interest

Payments of interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder’s method of accounting for United States federal income tax purposes.

Sale or Other Taxable Disposition of the Notes

A United States Holder will generally recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less any portion allocable to any accrued and unpaid interest not previously included in gross income, which will be taxable as interest) and the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note generally will be the United States Holder’s cost of the note, decreased by any principal payments received by such holder. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the United States Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains of non-corporate holders are currently subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

A United States Holder may be subject to backup withholding when such holder receives interest and principal payments on the notes or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

Backup withholding is not an additional tax and United States Holders may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Information with respect to interest on the notes will be required to be furnished to United States Holders, other than to certain exempt United States Holders, and to the IRS. Information with respect to the proceeds received upon the sale or other disposition of the notes will be required to be furnished to United States Holders, other than to certain exempt United States Holders, and to the IRS by a broker or other securities intermediary through which the United States Holders hold their notes.

Net Investment Income Tax

Certain United States Holders who are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income”, which includes all or a portion of their interest income and gains from the sale or other disposition of a note. United States Holders should consult their tax advisors regarding the effect, if any, of the net investment income tax on their ownership or disposition of a note.

Non-United States Holders

Interest

Subject to the discussion below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act Withholding”, interest paid to a non-United States Holder will not be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

•

such holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (1) the non-United States Holder certifies in an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) provided to us or the paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address, (2) a securities-clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the non-United States Holder, has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or the paying agent with a copy of such statement or (3) the non-United States Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-United States Holder may be entitled to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the non-United States Holder’s country of residence. To claim such a reduction or exemption, a non-United States Holder must generally complete IRS Form W-8BEN and claim this reduction or exemption on the form. A non-United States Holder generally will also be exempt from withholding tax on interest if such interest is effectively connected with such holder’s conduct of a United States trade or business (as described below) and the holder provides us or the paying agent with an IRS Form W-8ECI.

The certification requirements described above may require a non-United States Holder that claims the benefit of an income tax treaty to also provide its United States TIN. Special certification requirements apply to intermediaries. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

Sale or Other Taxable Disposition of the Notes

Subject to the discussion below under “—Backup Withholding and Information Reporting”, a non-United States Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note that is not effectively connected with a United States trade or business of the non-United States Holder. However, a non-United States Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a United States federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain. Such a holder is urged to consult his or her own tax advisor regarding the United States tax consequences of the sale or other disposition of notes.

United States Trade or Business

If interest or gain from a disposition of the notes is effectively connected with a non-United States Holder’s conduct of a United States trade or business or, if an income tax treaty applies, the non-United States Holder maintains a United States “permanent establishment” or fixed base to which the interest or gain is attributable, the non-United States Holder generally will be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States Holder. If interest with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in effectively connected earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States. Holders to whom this paragraph may apply should consult their own tax advisors with respect to other United States tax consequences of the ownership and disposition of notes.

Backup Withholding and Information Reporting

Backup withholding will not apply to payments of principal or interest made by us or the paying agent, in our capacity or the paying agent’s capacity as such, to a non-United States Holder of a note if the holder meets the identification and certification requirements discussed above under “Non -United States Holders—Interest” for exemption from United States federal withholding tax or otherwise establishes an exemption. However, we must report annually to the IRS and to each non-United States Holder any interest that is paid to the non-United States Holder. Copies of these information returns also may be made available to the tax authorities of the country in which the non-United States Holder resides under the provisions of various treaties or agreements for the exchange of information. Payments of the proceeds from a disposition by a non-United States Holder of a note made to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

•

a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

Payment of the proceeds from a disposition by a non-United States Holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding, information reporting and backup withholding. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Foreign Account Tax Compliance Act Withholding

Under the Foreign Account Tax Compliance Act (“FATCA”) and additional guidance issued by the IRS, a United States federal withholding tax of 30% generally will apply to interest on a debt obligation paid to (i) a foreign financial institution (as a beneficial owner or as an intermediary), unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), or (ii) a foreign entity that is not a financial institution (as a beneficial owner or as an intermediary), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity, and meets certain other requirements. We will not pay any additional amounts to “gross up” payments to holders as a result of any withholding or deduction for such taxes. Non-United States Holders are encouraged to consult with their tax advisors regarding the possible implications of the FATCA withholding rules on their investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions in the underwriting agreement, dated as of the date of this prospectus supplement, among us and J.P. Morgan Securities LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC, as representatives of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has, severally and not jointly, agreed to purchase from us, the principal amount of notes set forth opposite its name in the table below:

Underwriter	Principal amount of notes
J.P. Morgan Securities LLC	$125,000,000
BofA Securities, Inc.	$100,000,000
Wells Fargo Securities, LLC	$100,000,000
HSBC Securities (USA) Inc.	$32,500,000
Mizuho Securities USA LLC	$32,500,000
PNC Capital Markets LLC	$32,500,000
U.S. Bancorp Investments, Inc.	$32,500,000
Loop Capital Markets LLC	$22,500,000
MUFG Securities Americas Inc.	$22,500,000
Total	$500,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.400% of the principal amount of the notes. In addition, underwriters may allow, and those selected dealers may reallow, a concession of up to 0.250% of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering prices and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us
Per note	0.650%
Total	$3,250,000

In the underwriting agreement, we have agreed that:

•	we will pay our expenses related to this offering, which we estimate will be (excluding the underwriting discounts) approximately $1,800,000; and

•

we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect of any such liabilities.

No Sales of Similar Securities

We have agreed that we will not, during the period from the date of this prospectus supplement through and including the closing date of this offering, we will not, without the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by us and having a tenor of more than one year.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

Short Positions

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate-covering transactions. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the prices of the notes. Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate-covering transactions may cause the prices of the notes to be higher than they would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate-covering transactions, they may discontinue them at any time.

Other Relationships

Each of the underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, the underwriters and their respective affiliates have engaged, or may in the future engage, in commercial banking or investment banking transactions with us and our affiliates. In addition, the underwriters or their affiliates are lenders under our revolving credit facility. Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, is the trustee under the indenture pursuant to which the notes will be issued and provides commercial and investment banking services for us from time to time.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any credit default swaps or such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

As a result of our intended use of the net proceeds from this offering to redeem and repay our outstanding 2021 Notes, certain of the underwriters or certain of their respective affiliates may receive more than 5% of the net proceeds of this offering, not including underwriting compensation, thus creating a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. The appointment of a ‘‘qualified independent underwriter’’ is not necessary in connection with this offering as the notes are investment grade rated securities.

Extended Settlement

It is expected that delivery of the notes will be made against payment therefor on or about May 28, 2021, which is the ninth business day following the date hereof (such settlement cycle being referred to as “T+9”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the settlement date will be required, by virtue of the fact that the notes initially will settle in T+9, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade such notes more than two business days prior to the settlement date should consult their own advisors.

Selling Restrictions

Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The notes may not be offered for sale, nor may application for the sale or purchase or any notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement nor any other offering material or advertisement relating to the notes may be distributed or published in Australia unless, in each case:

(a)

the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b)

the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)

the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d)	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and

(e)	such action does not require any document to be lodged with ASIC or the ASX.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

The Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to Qualified Investors. Neither IDEX Corporation nor the underwriters have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS—The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than:

(a)

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)

to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of notes, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the notes are ‘‘prescribed capital markets products’’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

United Kingdom

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free writing prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any related free writing prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to IDEX Corporation.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

PROHIBITION OF SALES TO UK RETAIL INVESTORS—The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law of the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law of the United Kingdom by virtue of the EUWA and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law of the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

LEGAL MATTERS

Certain legal matters relating to the notes will be passed upon for us by Sidley Austin LLP, Chicago, Illinois, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

IDEX CORPORATION

Debt Securities

We intend to offer from time to time our debt securities. We may sell these securities in one or more offerings at prices and on other terms to be determined at the time of offering.

We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

We may offer our debt securities through agents, underwriters or dealers or directly to investors. Each prospectus supplement will provide the amount, price and terms of the plan of distribution relating to the debt securities to be sold pursuant to such prospectus supplement. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement, as well as the net proceeds we expect to receive from such sale. In addition, the underwriters, if any, may over-allot a portion of the securities.

Investing in our debt securities involves risks. See “Risk Factors” beginning on page 1 of this prospectus, in the documents that are incorporated by reference into this prospectus and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 27, 2020.

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). We may offer the securities described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the securities to be offered. Each time we sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities to be offered. The applicable prospectus supplement and any related free writing prospectus may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should carefully read both this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement of which this prospectus is a part, including the exhibits to the registration statement, provides additional information about us and the securities. Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations. The registration statement, including the exhibits to the registration statement and any post-effective amendment thereto, can be obtained from the SEC, as described under the heading “Where You Can Find More Information.”

We are responsible for the information contained and incorporated by reference into this prospectus and any prospectus supplement we may authorize to be delivered to you. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date mentioned on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to the terms “we,” “us,” “our,” “the Company” or “IDEX” or other similar terms mean IDEX Corporation and its direct and indirect subsidiaries on a consolidated basis.

FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement (including the information incorporated by reference in this prospectus and the accompanying prospectus supplement) and any free writing prospectus with respect to this offering filed by us with the SEC contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may relate to, among other things, the anticipated effects of the coronavirus pandemic, including with respect to our sales, facility closures, supply chains and access to capital, capital expenditures, acquisitions, cost reductions, cash flow, cash requirements, revenues, earnings, market conditions, global economies, plant and equipment capacity and operating improvements, and are indicated by words or phrases such as “anticipates,” “estimates,” “plans,” “expects,” “projects,” “forecasts,” “should,” “could,” “will,” “management believes,” “the Company believes,” “the Company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and

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risks that could cause actual results to differ materially from those anticipated at the date of this prospectus. The risks and uncertainties include, but are not limited to, the following: the duration of the coronavirus pandemic and the effects of the coronavirus on our ability to operate our business and facilities, on our customers, on supply chains and on the U.S. and global economy generally; economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors and levels of capital spending in certain industries, all of which could have a material impact on our order rates and results, particularly in light of the low levels of order backlogs we typically maintain; our ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which we operate; developments with respect to trade policy and tariffs; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters and the other risk factors identified under the heading “Risk Factors” in this prospectus and under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 and the other reports that we file with the SEC, each of which is incorporated by reference herein. Additional factors that may cause risks and uncertainties include those discussed in the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 and the risk factors and other information discussed in other documents that are incorporated or deemed to be incorporated by reference in this prospectus and the accompanying prospectus supplement. The forward-looking statements included in this prospectus, the accompanying prospectus supplement, any document incorporated by reference herein or therein or any free writing prospectus are only made as of the date on which it is made, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances, except as may be required by law. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

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THE COMPANY

We are an applied solutions business that sells an extensive array of pumps, flow meters and other fluidics systems and components and engineered products to customers in a variety of markets around the world. All of the Company’s business activities are carried out through wholly-owned subsidiaries. Our operations consist of three reporting segments: Fluid & Metering Technologies, Health & Science Technologies and Fire & Safety/Diversified Products. Within our three reportable segments, we maintain 13 platforms, where we focus on organic growth and strategic acquisitions. Each of our 13 platforms is also a reporting unit that we annually test for goodwill impairment.

We were incorporated as a Delaware corporation on September 24, 1987. Our principal executive offices are located at 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045-4824. Our telephone number at that location is (847) 498-7070.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risk factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements” provided at the beginning of this prospectus, the risks described under “Risk Factors” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, as well as the other information included or incorporated by reference in this prospectus, before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business or financial performance. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading prices of our securities could decline due to any of these risks or other factors, and you may lose all or part of your investment.

USE OF PROCEEDS

Unless the applicable prospectus supplement indicates otherwise, we intend to use the net proceeds from the sale of the debt securities offered by this prospectus through any applicable prospectus supplement for general corporate purposes, which may include working capital, acquisitions, capital expenditures and repayment of existing indebtedness.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions of the debt securities that we may issue. We will set forth the particular terms of the debt securities we offer in a prospectus supplement and the extent, if any, to which the following general terms and provisions will apply to particular debt securities.

The debt securities will be issued under that certain indenture, dated as of December 6, 2010, as supplemented December 6, 2010 and December 13, 2011, by and between us and Wells Fargo Bank, National Association, as trustee. The indenture, and any supplemental indentures thereto, will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following description of general terms and provisions relating to the debt securities and the indenture under which the debt securities will be issued is a summary only and therefore is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the indenture. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities will be described in the applicable prospectus supplement. The indenture has been filed with the SEC and is incorporated by reference as an exhibit to the registration statement, of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. For more information on how you can obtain a copy of the indenture, see “Where You Can Find More Information.”

Capitalized terms used in this section and not defined herein have the meanings specified in the indenture.

Unless otherwise specified in a prospectus supplement, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured indebtedness.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the debt securities’ designation;

•	the aggregate principal amount of the debt securities;

•	the percentage of the principal amount (i.e., price) at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature and the right, if any, to extend such date or dates;

•	the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

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the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any interest payment date;

•	the right, if any, to extend the interest payment periods and the duration of that extension;

•	the manner of paying principal and interest and the place or places where principal and interest will be payable;

•	provisions for a sinking fund purchase or other analogous fund, if any;

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the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option or at your option;

•	the form of the debt securities;

•	any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amounts in respect of any debt security;

•	the terms and conditions, if any, upon which we may have to repay the debt securities early at your option;

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the currency, currencies or currency units for which you may purchase the debt securities and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

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the terms and conditions upon which conversion or exchange of the debt securities may be effected, if any, including the initial conversion or exchange price or rate and any adjustments thereto and the period or periods when a conversion or exchange may be effected;

•	whether and upon what terms the debt securities may be defeased;

•	any events of default or covenants in addition to or in lieu of those set forth in the indenture;

•	provisions for electronic issuance of debt securities or for debt securities in uncertificated form;

•	whether the series of debt securities will be senior or subordinated debt securities and a description of the subordination thereof; and

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any other terms of the debt securities, including any terms which may be required by or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

General

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series. We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance provided that the debt securities of such series and such additional securities would be fungible with each other for U.S. federal income tax purposes. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture. In addition, we will describe in the applicable prospectus supplement, material U.S. federal tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Any taxes withheld or deducted from payments in respect of the debt securities and paid to the relevant tax authority shall be deemed to have been paid to the applicable holder. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples of $1,000 thereof. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Certain Terms of the Debt Securities

Covenants

Unless otherwise indicated in a prospectus supplement, the debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

Consolidation, Merger, Sale or Conveyance

Unless otherwise indicated in a prospectus supplement, we will not consolidate with or merge with any other Person, or sell, convey, transfer or lease all or substantially all of our assets to any Person, unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust (subject to certain exceptions provided for in the indenture);

•	the successor entity expressly assumes, by supplemental indenture in a form satisfactory to the trustee, our obligations on the debt securities and under the indenture;

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immediately after giving effect to the transaction, no event of default, and no event, that after notice or lapse of time, or both, would become an event of default, has occurred and is continuing under the indenture; and

•	certain other conditions under the indenture are met.

This covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets solely between or among us and our U.S. Subsidiaries.

In the event that we consolidate with or merge with another Person or sell substantially all of our assets to any other Person, the surviving entity (if other than us) will be substituted for us under the indenture, and we will be discharged from all of our obligations under the indenture.

Events of Default

An event of default for any series of debt securities is defined under the indenture as being:

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our default in the payment of any interest on debt securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by the Issuer with the Trustee or with any paying agent) (or such other period as may be established for such series);

•	our default in the payment of principal of or premium, if any, on any debt securities of such series when due and payable (or such other period as may be established for such series);

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our default in the performance or breach of any of our covenants or warranties (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than such series), which default continues uncured for a period of 90 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in principal amount of the outstanding debt securities of such series as provided in the indenture;

•	there occurs any other event of default provided for in such series of debt securities;

•	a court having jurisdiction enters a decree or order for:

○	relief in respect of us in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

○	appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or for all or substantially all of our property and assets; or

○	the winding up or liquidation of our affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days.

•	we:

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commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law;

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consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of ours for all or substantially all of our property and assets; or

○	effect any general assignment for the benefit of creditors.

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the default by us under any other debt, including any other series of debt securities, is not a default under the indenture.

If an event of default other than an event of default specified in the last two bullet points above occurs with respect to a series of debt securities and is continuing under the indenture, then, and in each and every such case, either the trustee or the holders of not less than 25% in principal amount of such series then outstanding under the indenture (each such series voting as a separate class) by written notice to us and to the trustee, if such notice is given by the holders, may declare the principal amount of and accrued interest, if any, on such debt securities to be immediately due and payable.

If an event of default specified in the last two bullet points above occurs with respect to us and is continuing, then, and in each and every such case, the entire principal amount of, and accrued interest, if any, on each series of debt securities then outstanding shall ipso facto become to be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

Upon certain conditions, declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of all the debt securities of such series affected by the default, each series voting as a separate class (or, of all the debt securities, as the case may be, voting as a single class). Furthermore, subject to various provisions in the indenture, the holders of at least a majority in aggregate principal amount of a series of debt securities, by notice to the trustee, may waive an existing default or event of default with respect to such debt securities and its consequences, except a default in the payment of principal of or interest on such debt securities or in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holders of each such debt security. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such debt securities shall be deemed to have been cured, for every purpose of the indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto. For information as to the waiver of defaults, see “—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of a series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of debt securities. A holder may not pursue any remedy with respect to the indenture or any series of debt securities unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of such series of debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

•	the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability, or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such series of debt securities do not give the trustee a direction that is inconsistent with the request.

These limitations, however, do not apply to the right of any holder of a debt security to receive payment of the principal of or interest, if any, on such debt security, or to bring suit for the enforcement of any such payment, on or after the due date for the debt securities, which right shall not be impaired or affected without the consent of the holder.

The indenture requires certain of our officers to certify, on or before a fixed date in each year in which any debt security is outstanding, as to their knowledge of our compliance with all conditions and covenants under the indenture.

Defeasance and Discharge

The term defeasance means we are discharged from some or all of our obligations under the indenture. If we deposit in trust with the trustee under the indenture any combination of money or government securities in an amount sufficient to make payments on the debt securities of a series issued under the indenture on the dates those payments are due, then, at our option:

•	we will be discharged from any and all obligations with respect to the debt securities of that series (“legal defeasance”); or

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we will no longer have any obligation to comply with any specified restrictive covenants with respect to the debt securities of that series and other specified covenants under the indenture, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of that series will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold money for payment in trust.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the beneficial owners of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes and that the beneficial owners would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Satisfaction and Discharge

In addition, unless the terms of any series of debt securities provides otherwise, we may discharge our obligations with respect to a series of debt securities and the indenture with respect to such series of debt securities when:

•	we pay or cause to be paid, as and when due and payable, the principal of and any interest on all of the debt securities of such series under the indenture;

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all debt securities of such series previously authenticated and delivered (subject to certain exceptions) have been delivered to the trustee for cancellation and we have paid all amounts payable by us under the indenture; or

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all debt securities of such series are to be called for redemption within one year under arrangements satisfactory to the trustee or are otherwise due and payable within one year, and we irrevocably deposit in trust with the trustee, solely for the benefit of the holders, cash or government securities (maturing as to principal and interest in such amounts and at such times as will insure the availability of cash sufficient) that, after payment of all federal, state and local taxes and other charges and assessments in respect thereof payable by the trustee, will be sufficient to pay the principal of and any interest on the debt securities of such series to maturity or redemption, as the case may be, and to pay all other amounts payable by us under the indenture.

With respect to the first and second bullet points, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee under the indenture will survive. With respect to the third bullet point, certain rights and obligations under the indenture (such as our obligation to maintain an office or agency in respect of such debt securities, to have moneys held for payment in trust, to register the transfer or exchange of such debt securities, to deliver such debt securities for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover unclaimed money held by the trustee) will survive until such debt securities are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee will survive.

Modification and Waiver

We and the trustee may amend or supplement the indenture or the debt securities without notice to or the consent of any holder:

•	to convey, transfer, assign, mortgage or pledge any assets as security for the debt securities of one or more series;

•	to evidence the succession of another corporation to us, and the assumption by such successor corporation of our covenants, agreements and obligations under the indenture;

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to cure any ambiguity, defect, mistake, or inconsistency in the indenture; provided that such amendments or supplements shall not adversely affect the interests of the holders of the debt securities in any material respect;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to provide for or add guarantors with respect to the debt securities of any series;

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to evidence and provide for the acceptance of appointment thereunder by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the indenture by more than one trustee;

•	to establish the form or forms or terms of the debt securities as permitted by the indenture;

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to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default;

•	to make any change to the debt securities of any series so long as there are no debt securities of such series outstanding;

•	to conform the provisions of the indenture or the debt securities of any series to the description of debt securities of such series set forth in this prospectus or a prospectus supplement;

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to supplement any of the provisions of the indenture to such extent as will be necessary to permit or facilitate the defeasance and discharge of the debt securities of any series as described in “— Defeasance and Discharge” above, provided that any such action will not adversely affect the interests of the holders of the debt securities in any material respect; or

•	to make any change that is necessary or desirable provided that such change shall not adversely affect the interests of the holders of the debt securities in any material respect.

Other amendments and modifications of the indenture or the debt securities issued may be made, and our compliance with any provision of the indenture with respect to any series of debt securities may be waived, with the consent of the holders of not less than a majority of the aggregate principal amount of the debt securities of all series affected by the amendment or modification (voting as one class); provided, however, that each affected holder must consent to any modification, amendment or waiver that:

•	changes the stated maturity of the principal of, or any installment of interest on, any debt securities of such series;

•	reduces the principal amount of, or premium, if any, or interest on, any debt securities of such series;

•	changes the currency of payment of principal of, or premium, if any, or interest on, any debt securities of such series;

•	changes the provisions for calculating the optional redemption price, including the definitions relating thereto;

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changes the provisions relating to the waiver of past defaults or changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment of any debt securities of such series on or after the due date therefor;

•

reduces the above-stated percentage of outstanding debt securities of such series the consent of whose holders is necessary to modify or amend or to waive certain provisions of or defaults under the indenture;

•

waives a default in the payment of principal of or interest on the debt securities (except a rescission of acceleration of the securities by holders of at least a majority in aggregate principal amount of then outstanding securities and a waiver of the payment default that resulted from such acceleration);

•	adversely affects the rights of such holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such holder; or

•

modifies any of the provisions of this paragraph, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each debt security of such series affected by the modification.

It shall not be necessary for the consent of the holders under this section of the indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this section of the indenture becomes effective, we will give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. We will mail supplemental indentures to holders upon request. Any failure to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

No Personal Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no recourse shall be had under or upon any obligation, covenant, or agreement of ours in the indenture or any supplemental indenture, or in any of the debt securities or because of the creation of any indebtedness represented thereby, against any incorporator, stockholder, officer or director of ours or of any successor person thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the debt securities, waives and releases all such liability.

Concerning the Trustee

The indenture provides that, except during the continuance of an event of default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the indenture and will use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Unclaimed Funds

All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the debt securities that remain unclaimed for two years after the maturity date of such debt securities will be repaid to us upon our request. Thereafter, any right of any noteholder to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the offered debt securities:

•	to or through underwriters or dealers;

•	to or through agents;

•	directly to one or more purchasers;

•	through any combination of these methods; or

•	through any other means described in a prospectus supplement.

We may distribute the debt securities from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. In some cases, we or dealers acting with or on behalf of us may also purchase the debt securities and reoffer them to the public.

Underwriters, dealers and agents that participate in the distribution of the offered debt securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered debt securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any managing underwriter, other underwriters or agents, and describe their compensation and the terms of the transactions, in a prospectus supplement.

If we use underwriters in the sale, we will execute an underwriting agreement with the underwriters at the time we reach an agreement for the sale of the debt securities. The underwriters will acquire the debt securities for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all of the debt securities offered if any of the debt securities are purchased. The underwriters may change from time to time any initial public offering price and any discount or concession allowed or re-allowed or paid to dealers.

We may sell the offered debt securities through agents designated by us. Unless indicated in the applicable prospectus supplement, any agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

If we use dealers in the sale, we will sell the debt securities to the dealer, as principal. The dealer will then sell the debt securities to the public at varying prices that the dealer will determine at the time it sells the debt securities.

We may sell the securities directly to institutional investors or others. The applicable prospectus supplement will describe the terms of any sale of securities we are offering to purchasers directly. Direct sales may be arranged by a broker-dealer or other financial intermediary.

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on a national securities exchange or a foreign securities exchange. Each series of debt securities may be a new issue of securities with no established trading market. Underwriters and agents may, from time to time, purchase and sell the debt securities described in this prospectus and the relevant prospectus supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the debt securities or liquidity in the secondary market if one develops. From time to time, underwriters and dealers may make a market in the debt securities.

In connection with underwritten offerings of the offered debt securities and in accordance with applicable law and industry practice, the underwriters in certain circumstances are permitted to engage in certain transactions that stabilize the price of the debt securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the debt securities. If the underwriters create a short position in the debt securities in connection with the offering, i.e., if they sell more debt securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing debt securities in the open market. The underwriters also may impose a penalty bid on certain underwriters. This means that if the underwriters purchase the debt securities in the open market to reduce the underwriters’ short position or to stabilize the price of the debt securities, they may reclaim the amount of the selling concession from the underwriters who sold those debt securities as part of the offering. In general, purchases of a debt security for the purpose of stabilization or to reduce a short position could cause the price of the debt security to be higher than it might be in the absence of such purchases.

The imposition of a penalty bid might also have an effect on the price of a debt security to the extent that it were to discourage resales of the debt security.

If we so specify in the applicable prospectus supplement, we may authorize underwriters, dealers or agents to solicit offers by institutions to purchase the securities pursuant to contracts providing for payment and delivery on future dates. Such contracts may be subject to conditions described in the applicable prospectus supplement.

If so provided in the applicable prospectus supplement, underwriters, dealers and agents will not be responsible for the validity or performance of any delayed delivery contracts. We will set forth in the prospectus supplement relating to the delayed delivery contracts the price to be paid for the securities, the commissions payable for solicitation of the delayed delivery contracts and the date in the future for delivery of the securities.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

Certain legal matters relating to the notes will be passed upon for us by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements incorporated in this prospectus and the accompanying prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules of the SEC allow us to omit from this prospectus and the accompanying prospectus supplement some of the information included in the registration statement. You will find additional information about us in the registration statement and the exhibits and schedules filed therewith and in our reports and other information incorporated by reference herein. The SEC filings are available at the website maintained by the SEC at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference into this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or revises that statement. Any such statement so modified or revised shall not be deemed, except as so modified or revised, to constitute a part of this prospectus. We incorporate by reference the following documents we filed, excluding any information contained therein or attached as an exhibit thereto which has been furnished, but not filed, with the SEC:

•

Our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 21, 2020 (including the portions of our proxy statement for our 2020 annual meeting of shareholders incorporated by reference therein);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on April 24, 2020; and

•	Our Current Report on Form 8-K, filed on February 26, 2020.

Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the debt securities to which this prospectus relates will automatically be deemed to be incorporated by reference into this prospectus and be deemed a part of this prospectus from the date of filing such documents, except to the extent any information contained in or attached to such documents has been furnished, but not filed, with the SEC.

The documents incorporated by reference into this prospectus are available from us at no cost upon your request. We will provide a copy of any and all of the information that is incorporated by reference into this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference into this prospectus are not themselves specifically incorporated by reference into this prospectus, then the exhibits will not be provided.

Requests for documents relating to us should be directed to:

Benjamin Krajcir

Assistant Treasurer

IDEX Corporation

1925 West Field Court

Suite 200

Lake Forest, Illinois 60045-4824

(847) 498-7070

We also maintain a website that is located at www.idexcorp.com. Information on or accessible through our website is not part of, or incorporated by reference into, this prospectus.

IDEX CORPORATION

$500,000,000 2.625% Senior Notes due 2031

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. Morgan

BofA Securities

Wells Fargo Securities

Senior Co-Managers

HSBC

Mizuho Securities

PNC Capital Markets LLC

US Bancorp

Co-Managers

Loop Capital Markets

MUFG

May 17, 2021